UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 24, 2012

KIWIBOX.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 38thStreet, Suite 1602, New York, New York 10018

(Address of principal executive offices) (Zip Code)

(212) 239-8210

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related or Completed Interim Review

(a)(1) On May 24, 2012, the Board of Directors of Registrant determined, upon the advice of management, that the Registrant’s audited financial statements for the fiscal year ended December 31, 2011, contained in the Registrant’s Form 10-K filed with the U. S. Securities and Exchange Commission (the “Commission”) on April 17, 2012, (the “2011 Year-End Financial Statements”) should no longer be relied upon because they contained errors as addressed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 250, Accounting Changes and Error Corrections. This decision of non-reliance on the 2011 Year-End Financial Statements was based upon management’s discovery of certain errors on May 14, 2012, when comparing opening balances for the 1st quarter 2012 with ending balances for 2011 of Registrant’s German subsidiary, KWICK! Community GmbH & Co, KG (“KWICK!” or our “German Subsidiary”). The errors identified are discussed below.

Pursuant to its decision, on May 24, 2012, Registrant filed with the Commission its current report on Form 8-K (the “Form 8-K”), disclosing management’s discovery of the errors in the 2011 Year-End Financial Statements of its German Subsidiary. Thereafter, on June 5, 2012, Registrant filed an amendment to its Form 10-K for the year ended December 31, 2011, with the Commission, restating and correcting the errors in the 2011 Year-End Financial Statements. On or about June 11, 2012, Registrant received a comment letter from the Commission, instructing Registrant to amend the Form 8-K to provide the disclosures required under Item 4.02 of Form 8-K, all of which are set forth in this Amendment to the Form 8-K.

(2) The errors in the 2011 Year-End Financial Statements arose in part from the cancellation of a contract during the second quarter of 2011 and effective at June 30, 2011. With respect to the adjustments and notwithstanding the cancellation of the subject contract, the bookkeeper for Registrant’s German Subsidiary erroneously continued to prepare and post invoices in the 3rd and 4th quarter of 2011, as if the contract had not been cancelled. These items had been previously discussed with management of our German Subsidiary, being further clarified with a board resolution dated March 23, 2012. Accordingly, these billings should have been adjusted (reversed) in the 3rd and 4th quarters in which they had been erroneously recorded. In addition, one of the former principals of Kwick! advanced the subsidiary a total of 100,000 Euros in December 2011. This loan payable should have been included as a related party balance payable at December 31, 2011, but was incorrectly included in a partner liability that was eliminated at year-end

With respect to the adjustment to accumulated other comprehensive income, the fees underlying the subject contract were equivalent to approximately 84,000 Euros per quarter. As stated above, the contract fees for the 3rd and 4th quarters of 2011 had been erroneously billed and recorded in the accounts and records of our German Subsidiary. Upon the effective date of our acquisition of our German Subsidiary, September 30, 2011, the cancelled contract fees were to be written-off with two separate entries for 84,000 Euros each. The entry as of September 30, 2011 was taken into account in the calculation of the acquisition accounting as a top-side entry, but had not actually been recorded in the German Subsidiary’s accounts and records as of December 31, 2011. The second entry had been properly recorded at December 31, 2011. While the offsetting credit entry for the initial recognition of the account receivable for the 3rd quarter was net sales, the underlying net sales were part of the German Subsidiary’s net assets acquired by the Company. Under local German tax laws, any net profits of any German “GmbH” entity, such as our German Subsidiary, are automatically allocated to the respective “partners” of the GmbH by recording a distribution of profits and crediting a liability to the partners (The German KG.). The net effect of the omission of the entry was that accounts receivable was overstated and this liability to partners was overstated (because the September 30th balance for each of these accounts was overstated). Due to exchange rate fluctuations, there was a difference between the translated US dollar amounts recognized for the net income of the subsidiary and the ending translated balance in the liability to partners account prior to elimination. This difference was treated solely as a foreign currency translation loss during consolidation, but since the eliminated ending liability to partners should have been higher prior to elimination, this translation loss was understated.

(3) Management and members of Registrant’s Board of Directors, serving as the Audit Committee, discussed with members of Rosenberg Rich Baker Berman & Company, Registrant’s independent accountant, the Item 4.02(a) matters disclosed in this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIWIBOX.COM, INC.

Dated: July 5, 2012	By:	/s/ Craig S. Cody
Craig S. Cody
Chief Financial Officer